Exhibit 99.1

ASX Announcement

25 September 2019

Coronado provides update on FY19 earnings guidance

Coronado Global Resources (ASX: CRN) today announced an update to its earnings guidance for the financial year ending 31 December 2019.

Coronado reaffirms its production, operating cost and capital expenditure guidance for the FY19 period, reflecting ongoing improvements in the operating performance of its assets. However, due to the current weakness in benchmark prices for metallurgical coal, Coronado has revised its EBITDA guidance range downwards to $687 to $737 million.

The revised EBITDA guidance range is based on various assumptions, including a spot price of approximately $140 per tonne for the remainder of the year. This is below the spot price of $160 at the time of the Half Year Results announcement on 5 August 2019.  The revised guidance also assumes higher than normal inventory levels in the US, for coal being reserved in order to generate higher margins in the event there is a recovery in prices in the short term. Coronado’s exposure to fuel price is fully hedged, and therefore, the recent spike in oil prices will not affect the earnings guidance.  These revised assumptions result in a reduction of $50 million in EBITDA to the lower end of the original guidance range of $737 to $807 million.

Managing Director and Chief Executive Officer Gerry Spindler said, “We can control most things in our business, but we cannot control global market pricing for metallurgical coal.  The recent fall in spot prices, if sustained, is likely to adversely impact EBITDA. In the short term, we see the possibility of prices remaining at lower levels, with the potential for further deterioration in light of the uncertainties and weakness in the global macro-economic environment.”

Coronado has achieved significant operating efficiencies at its Curragh mine since its acquisition in March 2018 and will continue to benefit from reduced operating costs.  Its Buchanan mine also ranks amongst the lowest cost metallurgical mines in the US and its management team has a track record of operating these assets very efficiently.  With a competitive and low-cost operating structure, low gearing and suite of highly sought-after, quality metallurgical coal products from the US domestic and global seaborne markets, Coronado remains optimistic for its long-term growth prospects.

“Given our low-cost operating structure and balance sheet capacity, we believe we are better positioned than most of our peers to weather a softer price environment without the need to reduce critical investment in our assets. Our disciplined approach to managing our balance sheet means we can also tolerate lower prices for longer and pursue accretive acquisitions if and when they arise. While the US trade negotiations and the weakness in global macro-economic factors are having material impacts on near-term prices, we believe the fundamental factors that support continued growth in the demand for high quality metallurgical coal in the long term remains unchanged,” Mr Spindler said.

UPDATED FY19 GUIDANCE

	Previous Guidance	New Guidance
Production	21.2Mt - 21.6Mt	Unchanged
EBITDA	$737 - $807 million	$687 - $737 million
Operating Costs	$51/t - $52/t	Unchanged
Capital Expenditure	$160 - $180 million	Unchanged

— Ends —

For further information please contact:

Investors	Investors	Media
Ayten Saridas	Aidan Meka	Marie Festa
P: +617 3031 7737	P: +61 428 082 954	P: +61 405 494 705
E: investors@coronadoglobal.com.au

About Coronado

Coronado Global Resources is one of the world’s largest producers of high-quality metallurgical coal.  Through our market-leading expertise, we operate some of the safest, cleanest and lowest cost mines in the industry. Coronado employs over 1700 people and out head office is located in Brisbane, Australia.  Our operations are situated in two of the largest and most productive metallurgical coal basins in the world, the Bowen Basin in Queensland, Australia and the Central Appalachian region of the US, servicing customers throughout the Asia-Pacific, Americas and Europe. In total, we have eleven operating mines that are located close to transportation infrastructure. With a diversified production base and significant Reserves and Resource, Coronado is well placed to grow over many years to come.  As a reliable supplier to the steel industry, we are dedicated to making a positive contribution to the global economy; and through our sustainable business practices, to the local economies and communities where we operate.

Cautionary Notice Regarding Forward-Looking Statements

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as “may,” “could,” “believes,” “estimates,” “expects,” “intends,” “considers”, “forecasts”, “targets” and other similar words that involve risk and uncertainties.  Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of EBITDA, operating costs, production, revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Coronado’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Coronado disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Coronado’s control, that are described in our Registration Statement on Form 10 Amendment No.2 filed with the ASX and SEC on 28 June 2019, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Non-GAAP Financial Measures

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2019 EBITDA guidance, to the most directly comparable GAAP financial measures are not provided because Coronado is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, Coronado is unable to address the probable significance of the unavailable information, which could be material to future results.